Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

EXECUTIVE NETWORK PARTNERING CORPORATION

*    *    *    *

Adopted in accordance with the provisions of Section 242 of the

General Corporation Law of the State of Delaware

*    *    *    *

The undersigned, being the Chief Executive Officer of Executive Network Partnering Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The Board of Directors of the Corporation adopted the resolutions set forth below proposing an amendment to the Certificate of Incorporation of the Corporation (the “Amendment”) and directed that the Amendment be submitted to the majority holders of all issued and outstanding shares of the Corporation entitled to vote thereon for their consideration and approval:

“WHEREAS, the Board desires to effect a forward split of the shares of Class B Common Stock, par value $0.0001 per share, of the Corporation (the “Class B Common Stock”) on the basis of creating 100 shares of Class B Common Stock for every one share of Class B Common Stock currently issued, outstanding or reserved (the “Class B Common Stock Split”).

RESOLVED, that the Class B Common Stock Split be, and hereby is, in all respects, approved.

FURTHER RESOLVED, that the Amendment to Certificate of Incorporation of the Corporation (the “Amended Charter”) be, and hereby is, amended in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by deleting Article Four, Section 4.1 thereof in its entirety and replacing with a new Article Four, Section 4.1 to read as follows (the “Amendment”):

ARTICLE FOUR

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 2,100,000 shares, consisting of (a) 2,000,000 shares of common stock (the “Common Stock”), including (i) 1,000,000 shares of Class A Common Stock (the “Class A Common Stock”), (ii) 200,000 shares of Class B Common Stock (the “Class B Common Stock”) and (iii) 800,000 shares of Class F Common Stock (the “Class F Common Stock”), and (b) 100,000 shares of preferred stock (the “Preferred Stock”).”

SECOND:    The Amendment was duly adopted in accordance with Section 228 and Section 242 of the General Corporation Law of the State of Delaware by the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon.

THIRD:    Immediately upon the effectiveness of the Amendment (the “Effective Time”), each one share of Class B Common Stock shall be, without further action by the Corporation or any holder thereof, changed into, reclassified and converted into 100 shares of Class B Common Stock.

*                *                 *                *                 *                *

IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment to Certificate of Incorporation of the Corporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his hand this 16th day of July 2020.

EXECUTIVE NETWORK PARTNERING CORPORATION, a Delaware corporation

By:	/s/ Alex Dunn
Name:	Alex Dunn
Title:	Chief Executive Officer